Exhibit 99.1

IAA, Inc. Announces Second Quarter Fiscal 2019 Financial Results

Q2 Revenue Growth of 10.0%; Year to Date Revenue Growth of 7.9%

WESTCHESTER, Ill.--(BUSINESS WIRE)--August 13, 2019--IAA, Inc. (NYSE: IAA) today announced its financial results for the second quarter of fiscal 2019, which ended June 30, 2019.

John Kett, Chief Executive Officer and President, stated, “This quarter marked a significant milestone in IAA’s history as we successfully executed our spin-off from KAR Auction Services to become an independent public company. I want to thank the management teams and employees at both KAR and IAA for all of their hard work and dedication over the past number of months that enabled this outcome.”

Mr. Kett continued, “We generated strong top and bottom line results for the second quarter, which demonstrates the strength of our business model. We are making good progress in our transition to a stand-alone public company. As we look ahead to the remainder of this year and beyond, we are committed to executing the strategic growth initiatives we have laid out. We expect to deliver results for fiscal 2019 in line with the outlook we previously provided.”

Key Second Quarter and Year-to-Date Measures:

(Amounts in millions, except per share amounts)

	Quarter Ended June 30, 2019	Quarter Ended July 1, 2018	% Growth	Year to Date Ended June 30, 2019	Year to Date Ended July 1, 2018	% Growth
Revenues	$366.4	$333.2	10.0%	$723.6	$670.5	7.9%
Net Income	$51.3	$49.8	3.1%	$105.8	$98.1	7.9%
Adjusted Net Income[1]	$59.0	$54.5	8.3%	$119.1	$108.0	10.3%
Diluted EPS	$0.38	$0.37	3.1%	$0.79	$0.73	7.9%
Adjusted Diluted EPS[1]	$0.44	$0.41	8.3%	$0.89	$0.81	10.3%
Adjusted EBITDA[1]	$107.3	$101.4	5.8%	$213.2	$199.6	6.8%

1For all non-GAAP financial measures, please refer to the accompanying financial tables for additional information and a reconciliation of these adjusted measures to their most comparable U.S. GAAP financial measures. We have changed our definition of these adjusted metrics from those previously presented. For a description of the current definitions, please refer to the “Note Regarding Non-GAAP Financial Information” that precedes the reconciliation tables at the end of this press release.

Highlights for the Second Quarter Ended June 30, 2019:

  Consolidated revenues increased 10.0% to $366.4 million from $333.2 million in the second quarter of fiscal 2018, primarily due to increased volumes of approximately 6% and higher revenue per vehicle of approximately 4%. U.S. revenues increased 6.8% to $320.5 million from $300.1 million in the prior year period. International revenues increased 38.8% to $45.9 million from $33.1 million in the prior year period. The increase in international revenues was primarily due to a higher mix of purchased vehicles as well as an increase in volume and revenue per unit.
  Gross profit, which is defined as total consolidated revenues minus cost of services, and exclusive of depreciation and amortization, increased by 5.0% to $138.7 million from $132.1 million in the second quarter of fiscal 2018. The increase in gross profit was primarily due to the increase in revenues, which was partially offset by an increase in our cost of services. The increase in cost of services was primarily due to a higher mix of purchased vehicles in our international business as well as an increase in occupancy costs, which resulted in a gross margin decline of 180 basis points to 37.9% in the second quarter of 2019.
  SG&A expenses increased by 7.6% to $33.7 million from $31.3 million in the second quarter of fiscal 2018. Adjusted SG&A expenses, which exclude $1.9 million of expenses related to the Company’s spin-off from KAR Auction Services in the second quarter of 2019 and $0.3 million related to other items, were $31.5 million, an increase of 2.9% compared to $30.6 million in the prior year period. Adjusted SG&A expenses in the second quarter of fiscal 2018 exclude $0.6 million of expenses related to the Company’s spin-off from KAR Auction Services and $0.1 million related to other items.
  Interest expense was $11.9 million compared to $9.7 million in the second quarter of fiscal 2018, with the increase primarily driven by incremental interest on the $500 million of Senior Notes issued in the second quarter of fiscal 2019.
  The effective tax rate was 27.9% versus 25.9% in the second quarter of fiscal 2018. Discrete tax items due to the spin-off adversely impacted the effective tax rate by 170 basis points during the second quarter of 2019.
  Net income increased by 3.1% to $51.3 million, or $0.38 per diluted share, compared to $49.8 million, or $0.37 per diluted share, in the second quarter of fiscal 2018. Adjusted net income increased by 8.3% to $59.0 million, or $0.44 per diluted share, compared to $54.5 million, or $0.41 per diluted share, in the second quarter of fiscal 2018.
  Adjusted EBITDA increased by 5.8% to $107.3 million from $101.4 million in the second quarter of fiscal 2018, primarily due to the increase in revenues, partially offset by an increase in cost of services, and slightly higher SG&A expenses.

Additional Highlights for the Year to Date Ended June 30, 2019:

  Consolidated revenues increased 7.9% to $723.6 million from $670.5 million in the prior year period, primarily due to increased volumes of approximately 3% and higher revenue per vehicle of approximately 5%. U.S. revenues increased 5.2% to $634.8 million from $603.5 million in the prior year period. International revenues increased 32.4% to $88.8 million from $67.0 million in the prior year period. The significant increase in revenues for our international business was primarily due to a higher mix of purchased vehicles as well as an increase in volume and revenue per unit.
  Gross profit increased by 5.6% to $277.5 million from $262.7 million in the prior year period, primarily due to the increase in revenues, which was partially offset by an increase in our cost of services. The increase in cost of services was primarily due to a higher mix of purchased vehicles in our international business as well as an increase in occupancy costs, which resulted in a gross margin decrease of 80 basis points to 38.4% for the six months ended June 30, 2019.
  SG&A expenses increased by 5.3% to $67.3 million from $63.9 million in the prior year period. Adjusted SG&A expenses, which exclude $2.6 million of expenses related to the Company’s spin-off from KAR Auction Services in the second quarter of 2019 and $0.4 million of other items, were $64.3 million, an increase of 2.4% compared to $62.8 million in the prior year period. Adjusted SG&A expenses for the six months ended July 1, 2018 exclude $1.0 million of costs related to the Company’s spin-off from KAR Auction Services and $0.1 million of other items.
  Interest expense was $21.6 million compared to $19.3 million in the prior year period, with the increase primarily driven by incremental interest on the $500 million of Senior Notes issued in the second quarter of fiscal 2019.
  The effective tax rate was 26.9% versus 25.4% in the prior year period. Discrete tax items due to the spin-off adversely impacted the effective tax rate by 100 basis points.
  Net income increased by 7.9% to $105.8 million, or $0.79 per diluted share, compared to $98.1 million, or $0.73 per diluted share, in the prior year period. Adjusted net income increased by 10.3% to $119.1 million, or $0.89 per diluted share, compared to $108.0 million, or $0.81 per diluted share, in the prior year period.
  Adjusted EBITDA increased by 6.8% to $213.2 million from $199.6 million in the prior year period, primarily due to revenue growth, partially offset by an increase in cost of services, and slightly higher SG&A expenses.

Other Financial Highlights as of June 30, 2019:

  Net Debt: $1.27 Billion
  Leverage Ratio: 3.2x
  Year-to-date Net Cash Provided by Operating Activities: $159.7 Million
  Year-to-date Free Cash Flow: $122.2 Million

Leverage Ratio is defined as Net Debt divided by LTM Adjusted EBITDA. Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Fiscal 2019 Outlook:

For fiscal 2019 the Company continues to expect:

  Consolidated revenues to grow organically within the range of 5% to 7% from fiscal 2018 consolidated revenues of $1.3 billion.
  Adjusted EBITDA to grow organically within the range of 6% to 8% from fiscal 2018 Adjusted EBITDA of $383.0 million.

The Company has not provided a reconciliation of Adjusted EBITDA outlook for fiscal 2019 to net income, the most directly comparable GAAP financial measure, because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate Adjusted EBITDA, including, but not limited to, (a) transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations, as well as (e) gains and losses related to foreign currency exchange rates. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on net income for fiscal 2019.

Conference Call Information:

A conference call to discuss the second quarter fiscal 2019 financial results is scheduled for today, August 13, 2019, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (647) 689-6611 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique multi-channel platform processes approximately 2.5 million total-loss, damaged and low-value vehicles annually. Headquartered near Chicago in Westchester, IL, IAA has over 3,600 talented employees and over 190 facilities throughout the US, Canada and the United Kingdom. IAA serves a global buyer base and a full spectrum of sellers, including insurers, dealerships, fleet lease, rental car companies, and charitable organizations. IAA offers customers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering customers the highest economic returns. Buyers have access to industry leading, innovative vehicle evaluation and bidding tools, enhancing the overall purchasing experience.

Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding our transition to a stand-alone public company, our financial outlook for full-year fiscal 2019 and our growth strategy. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: the loss of one or more significant customers; our ability to meet or exceed customers’ expectations, as well as develop and implement information systems responsive to customer needs; significant current competition and the introduction of new competitors; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems and to implement and maintain measures to protect against cyberattacks; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements; business development activities, including acquisitions and integration of acquired businesses; fluctuations in consumer demand for and in the supply of damaged and total loss vehicles and the resulting impact on auction sales volumes; competitive pricing pressures; the ability of consumers to lease or finance the purchase of new and/or used vehicles; changes in the market value of vehicles auctioned, including changes in the actual cash value of damaged and total loss vehicles; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our information statement filed as Exhibit 99.1 to our Registration Statement on Form 10 filed with the SEC on June 13, 2019. Additional information regarding risks and uncertainties will also be contained in subsequent quarterly and annual reports we file with the SEC. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Note Regarding Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018

Revenues	$366.4	$333.2	$723.6	$670.5

Operating expenses
Cost of services (exclusive of depreciation and amortization)	227.7	201.1	446.1	407.8
Selling, general and administrative	33.7	31.3	67.3	63.9
Depreciation and amortization	22.1	24.7	43.9	48.8
Total operating expenses	283.5	257.1	557.3	520.5
Operating profit	82.9	76.1	166.3	150.0
Interest expense	11.9	9.7	21.6	19.3
Other income, net	(0.2)	(0.8)	(0.1)	(0.8)
Income before income taxes	71.2	67.2	144.8	131.5
Income taxes	19.9	17.4	39.0	33.4
Net income	$51.3	$49.8	$105.8	$98.1

Net income per share:
Basic	$0.38	$0.37	$0.79	$0.73
Diluted	$0.38	$0.37	$0.79	$0.73

IAA, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	June 30,	December 30,
	2019	2018
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$50.9	$60.0
Trade receivables, net	284.7	311.0
Prepaid consigned vehicle charges	46.4	48.5
Other current assets	37.2	34.0
Total current assets	419.2	453.5
Other assets
Operating lease right-of-use assets, net	655.2	-
Goodwill	531.5	530.2
Intangible assets, net	149.7	160.9
Other assets	13.3	10.4
Total other assets	1,349.7	701.5
Property and equipment, net	241.4	345.2
Total assets	$2,010.3	$1,500.2

Liabilities and Stockholders' (Deficit) Equity

Current liabilities
Accounts payable	$115.8	$129.0
Short-term right-of-use operating lease liability	66.8	-
Accrued employee benefits and compensation expenses	19.0	29.6
Current maturities of long-term debt	8.0	456.6
Income taxes payable	-	2.2
Other accrued expenses	54.1	53.6
Total current liabilities	263.7	671.0
Non-current liabilities
Long-term debt	1,266.8	-
Long-term right-of-use operating lease liability	633.0	-
Deferred income tax liabilities	63.7	63.1
Deferred rent	-	186.8
Other liabilities	12.0	16.1
Total non-current liabilities	1,975.5	266.0

Stockholders' (deficit) equity
Total stockholders' (deficit) equity	(228.9)	563.2
Total liabilities and stockholders' (deficit) equity	$2,010.3	$1,500.2

IAA, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 30,	July 1,
	2019	2018
Operating activities
Net income	$ 105.8	$ 98.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43.9	48.8
Stock-based compensation	1.9	1.8
Deferred rent	1.3	1.4
Provision for credit losses	1.1	1.2
Deferred income taxes	0.6	(1.4)
Gain on disposal of fixed assets	-	(0.3)
Changes in operating assets and liabilities:
Trade receivables and other assets	15.4	24.7
Accounts payable and accrued expenses	(10.3)	(9.3)
Net cash provided by operating activities	159.7	165.0

Investing activities
Purchases of property, equipment and computer software	(37.5)	(28.7)
Proceeds from the sale of property and equipment	0.1	1.0
Net cash used by investing activities	(37.4)	(27.7)

Financing activities
Proceeds from debt issuance	1,300.0	-
Dividend paid to KAR	(1,278.0)	-
Net cash transfers to Parent and affiliates	(117.7)	(115.2)
Deferred financing costs	(25.2)	-
Payments on finance leases	(8.3)	(7.9)
Net increase in book overdrafts	(2.9)	0.5
Net cash used by financing activities	(132.1)	(122.6)
Effect of exchange rate changes on cash	0.7	(0.5)
Net (decrease) increase in cash, cash equivalents	(9.1)	14.2
Cash and cash equivalents at beginning of period	60.0	33.1
Cash and cash equivalents at end of period	$ 50.9	$ 47.3

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: Adjusted net income and Adjusted diluted earnings per share (“Adjusted diluted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), free cash flow, and leverage ratio (defined as Net Debt divided by LTM Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Adjusted net income and Adjusted diluted earnings per share (“Adjusted diluted EPS") are non-GAAP financial measures calculated as net income further adjusted for items that are not representative of ongoing operations including, but not limited to, (a) transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations; as well as (e) gains and losses related to foreign currency exchange rates, (f) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods. We have made changes to our calculation of these non-GAAP measures compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. Going forward for Adjusted net income and Adjusted diluted EPS, we will no longer adjust for stock compensation expense and deferred rent, but will adjust for the amortization of acquired intangible assets and will continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA") is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that are not representative of ongoing operations including, but not limited to, (a) transaction and other costs related to the spin-off from KAR Auction Services in the second quarter of 2019, (b) severance, restructuring and other retention expenses, (c) the net loss or gains on the sale of assets or associated with certain M&A, financing and other transactions, (d) other expenses that we do not believe are indicative of our ongoing operations, as well as (e) gains and losses related to foreign currency exchange rates. We believe that this measure provides useful information regarding our operational performance because it enhances an investor’s overall understanding of our core financial performance and helps investors compare our performance to prior and future periods. We have made changes to our calculation of Adjusted EBITDA compared to what was previously reported for IAA by KAR Auction Services, including in the Form 10. Going forward for Adjusted EBITDA, we will no longer adjust for stock compensation expense and deferred rent, but will continue to adjust for the other items defined above and noted in our reconciliation. We have conformed all prior period amounts to this new presentation.
  Free cash flow is a non-GAAP measure defined as net cash provided by operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that it does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc.
Reconciliation of Net income to Adjusted Net Income and Adjusted Net Income Per Diluted Share
(Amounts in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Net Income	$51.3	$49.8	$105.8	$98.1

Add back non-GAAP adjustments
Spinoff costs	1.9	0.6	2.6	1.0
Retention \ severance	0.2	0.1	0.3	0.1
Loss (gain) on sale of assets	(0.0)	(0.2)	(0.0)	(0.3)
Acquisition costs	0.1	0.0	0.1	0.0
Flood insurance reimbursement	0.0	(0.7)	0.0	(0.7)
Non-operating foreign exchange loss (gain)	(0.1)	0.0	(0.1)	0.0
Amortization of acquired intangible assets	6.6	6.6	13.1	13.2
Non-GAAP adjustments to income before income taxes	8.8	6.4	16.0	13.3

Income tax impact of Non-GAAP adjustments to income before taxes	(2.3)	(1.6)	(4.2)	(3.4)

Discrete tax items	1.2	0.0	1.5	0.0

Non-GAAP adjustments to net income	7.7	4.7	13.3	9.9

Adjusted net income	$59.0	$54.5	$119.1	$108.0

GAAP diluted EPS	$0.38	$0.37	$0.79	$0.73
EPS impact of Non-GAAP Adjustments	$0.06	$0.04	$0.10	$0.07
Adjusted diluted EPS	$0.44	$0.41	$0.89	$0.81

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted EBITDA
(Amounts in millions)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Net income	$51.3	$49.8	$105.8	$98.1
Add: income taxes	19.9	17.4	39.0	33.4
Add: interest expense, net	11.9	9.7	21.6	19.3
Add: depreciation & amortization	22.1	24.7	43.9	48.8
EBITDA	$105.1	$101.6	$210.2	$199.6
Add back non-GAAP adjustments
Spinoff costs	1.9	0.6	2.6	1.0
Retention \ severance	0.2	0.1	0.3	0.1
Loss (gain) on sale of assets	(0.0)	(0.2)	(0.0)	(0.3)
Acquisition costs	0.1	0.0	0.1	0.0
Flood insurance reimbursement	0.0	(0.7)	0.0	(0.7)
Non-operating foreign exchange loss (gain)	(0.1)	0.0	(0.1)	0.0
Adjusted EBITDA	$107.3	$101.4	$213.2	$199.6

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted LTM EBITDA
(Amounts in millions)

	Quarter ended				LTM Ended
	9/30/18	12/30/18	3/31/19	6/30/19	6/30/19

Net income	$39.1	$46.5	$54.5	$51.3	$191.4
Add: income taxes	14.0	15.2	19.1	19.9	68.2
Add: interest expense	9.6	9.7	9.7	11.9	40.9
Add: depreciation & amortization	24.3	24.3	21.8	22.1	92.5
EBITDA	$87.0	$95.7	$105.1	$105.1	$392.9
Add back non-GAAP adjustments
Spinoff costs	0.9	0.1	0.6	1.9	3.6
Retention \ severance	0.0	0.0	0.1	0.2	0.3
Loss (gain) on sale of assets	(0.1)	(0.3)	(0.0)	(0.0)	(0.4)
Acquisition costs	0.0	0.0	0.0	0.1	0.1
Flood insurance reimbursement	0.0	0.0	0.0	0.0	0.0
Non-operating foreign exchange loss (gain)	(0.0)	0.2	0.0	(0.1)	0.1
Adjusted EBITDA	$87.7	$95.8	$105.9	$107.3	$396.7

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Net Debt
(Amounts in millions)

June 30,
2019

Term Loan	$ 800.0
Senior Notes	500.0
Capital Leases	22.0
Total Debt	1,322.0
Less: Cash	(50.9)
Net Debt	$ 1,271.1

IAA, Inc.
Reconciliation of Free Cash Flow
(Amounts in millions)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Net cash provided by operating activities	$124.5	$123.7	$159.7	$165.0

Less: Purchases of property, equipment and computer software	(15.9)	(12.5)	(37.5)	(28.7)

Free cash flow	$108.6	$111.2	$122.2	$136.3

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com | (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
investors@iaai.com | (203) 682-8200